                                                                    Exhibit 99.1

(1) The securities are held as follows:  (a) 125 shares of common stock held by
Forward Ventures IV, L.P., or Forward IV, (b) 641,821 shares of common stock held by Forward IV, issuable upon conversion of convertible preferred stock, (c)
10 shares of common stock held by Forward Ventures IV B, L.P., or Forward IV B,
(d) 54,410 shares of common stock held by Forward IV B, issuable upon conversion of convertible preferred stock, (e) 6,479 shares of common stock held by Forward
Ventures IV-C, L.P., or Forward IV-C, issuable upon conversion of convertible preferred stock, (f) 3,611 shares of common stock held by Forward IV, issuable upon the exercise of common stock warrants held by Forward IV, (g) 306 shares of common stock held by Forward IV B, issuable upon the exercise of common stock warrants held by Forward  IV B, (h) 256 shares of common stock held by Forward
IV-C, issuable upon the exercise of common stock warrants held by Forward  IV-C,
(i) 62,594 shares of common stock held by Forward IV, issuable upon the exercise of convertible preferred stock warrants held by Forward IV, assuming the adjustment of all outstanding warrants to purchase shares of the Issuer's convertible preferred stock into warrants to purchase shares of the Issuer's common stock, and (j) 5,306 shares of common stock held by Forward IV  B, issuable upon the exercise of convertible preferred stock warrants held by
Forward IV B, assuming the adjustment of all outstanding warrants to purchase shares of the Issuer's convertible preferred  stock into warrants to purchase shares of the Issuer's common stock.  The Reporting Person, one of the Issuer's directors, and Dr. Ivor Royston, the managing members of Forward IV Associates,
LLC the general partner of Forward IV, Forward IV B and Forward IV-C, and Dr.
Stuart Collinson, the key member of Forward IV Associates, LLC, share voting and investment control  over the  securities held by Forward IV, Forward IV B and
Forward IV-C, but disclaim beneficial ownership,except to the extent of their pecuniary interests therein.